Exhibit 99.1

FOR FURTHER INFORMATION: Scott J. Gish Vice President Corporate Communications (203)775-9000 sgish@photronics.com

Press Release

PHOTRONICS ANNOUNCES OFFERING OF COMMON STOCK

AND CONVERTIBLE SENIOR NOTES

BROOKFIELD, Connecticut September 9, 2009 – Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that it intends to offer, subject to market and other considerations, 6,275,000 shares of its common stock and $50,000,000 aggregate principal amount of convertible senior notes maturing in 2014.

In connection with these offerings, Photronics intends to grant the underwriters over-allotment options to purchase up to an additional 941,250 shares of common stock and up to an additional $7,500,000 aggregate principal amount of convertible senior notes.

The convertible senior notes will be convertible into shares of Photronics common stock. The interest rate, conversion price and other terms of the convertible senior notes will be determined by negotiations between Photronics and the underwriters.

Morgan Stanley is acting as the sole book-runner for both offerings. Needham & Company, D.A. Davidson & Co., and Stifel Nicolaus & Company are acting as co-managers of the offerings.

Photronics intends to use the net proceeds from these offerings to repay a portion of its outstanding bank borrowings.

The closing of each offering is not conditioned upon the closing of the other.

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PHOTRONICS ANNOUNCES OFFERING OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . page two

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock or convertible notes, nor shall there be any sale of the common stock or convertible notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from the offices of Morgan Stanley & Co. Incorporated at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

PLAB-G

15-2009